Item 77C. Submission of matters to a vote of security holders.

A special meeting of shareholders of the Fund was held on June 1, 2000 (the
 "Meeting"). The Meeting was held to (1) elect the Board of Trustees of the Fund; (2) approve a new investment advisory contract which would take effect upon consummation of the Transaction; (3) ratify the selection of independent auditors; and (4) transact such other business as may properly come before the Meeting. At record date, March 17, 2000, 537,340,425 shares were outstanding of which 352,940,712 shares were represented at the Meeting. Each matter received the required number of affirmative votes for ratification. Below details the votes recorded with respect to the stated matters.

(1) Election of Board
				                    	For   		Withold
						                         	Authority
	Daniel L. O'Connor	350,518,157	2,422,554
	Richard J. Garvey		350,510,143	2,430,568
	Louis T. Donatelli	350,312,104	2,628,607
	Bruce R. Ellis		350,407,099	2,533,612
	Jeffrey R. Ellis		350,427,895	2,512,816
	F. David Fowler		350,430,475	2,510,236
	Patrick F. Noonan		350,530,063	2,410,648
	Michael A. Willner	350,423,557	2,517,154

(2) New investment advisory contract with Money Management Associates. L.P.
     		For    		Against  	Abstain
		334,962,723 	3,126,754 	14,851,235

(3) Appointment of Deloitte & Touche LLP as independent auditors
		For	         	Against  	Abstain
		338,413,818 	1,858,452 	12,668,442